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                                                                     Exhibit 5.1


                       Venable, Baetjer and Howard, LLP
                             2010 Corporate Ridge
                                   Suite 400
                               McLean, VA 22102
                                (703) 760-1600


                               January 14, 2000


LifeMinders.com, Inc.
1110 Herndon Parkway
Herndon, Virginia 20170

     Re:  Registration Statement on Form S-8
          ----------------------------------

Ladies and Gentlemen:

          We have acted as counsel to LifeMinders.com, Inc., a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the registration of up to 4,007,570 shares (the "Shares") of its common stock, $0.01 par value, for issuance and sale pursuant to the Company's 1998 Stock Option Plan (the "Plan").

          Although we act as counsel to the Company with respect to specific matters on a regular basis, we do not act as counsel to the Company as to all matters and, therefore, we may be unaware of certain of its business dealings. Our knowledge of factual matters regarding the Company is based upon those matters with respect to which we have rendered advice and matters which the Company has disclosed to us, upon inquiry or otherwise. In connection therewith, we have examined originals or copies of: (i) the Registration Statement; (ii) the Restated Certificate of Incorporation and the Bylaws of the Company, as amended and as currently in effect; (iii) the Plan; (iv) certain resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the issuance of the Shares and the other transactions contemplated by the Registration Statement; (v) a Certificate of Good Standing from the Office of the Secretary of State of the State of Delaware; and (vi) such other documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of the opinion set forth below. We have assumed, without independent verification, the genuineness of signatures, the authenticity of documents and the conformity with originals of copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representations of the Company and others.
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          Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

          The law covered by the opinion is limited to the law of the State of Delaware, without regard to the principles of conflicts of laws thereof, and based upon and limited to the laws and regulations in effect as of the date hereof.

          The opinion expressed herein is based upon the law and circumstances as they are in effect or exist on the date hereof, and we assume no obligation to revise or supplement this letter in the event of future changes in the law or interpretations thereof with respect to circumstances or events that may occur subsequent to the date hereof.

          We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,


                                   /s/ VENABLE, BAETJER AND HOWARD, LLP